Exhibit 10.2

                                 PROMISSORY NOTE

$5,000,000
September 30, 1998


     FOR VALUE RECEIVED, RESORTQUEST INTERNATIONAL, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of NATIONSBANK, N.A., a national banking association, its successors or assigns (the "Bank"), at such place or places as the Bank may designate, the maximum principal amount of FIVE MILLION DOLLARS ($5,000,000), or such lesser amount as may constitute the unpaid principal amount of the Advances (as hereinafter defined), on January 31, 1999 (the "Maturity Date"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement defined below.

     The Borrower, so long as no Event of Default exists hereunder, may from time to time until the Maturity Date request advances from the Bank up to an aggregate principal amount of $5,000,000 at any time outstanding (the "Advances"). Amounts repaid by the Borrower may be reborrowed in accordance with the terms hereof.

     The outstanding principal balance of this Note shall bear interest in accordance with the terms of the Credit Agreement. Accrued interest hereunder shall be payable on any Interest Payment Date and on the Maturity Date. Whenever a payment on this Note is stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day (except, with respect to Eurodollar Loans, that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day) with interest accruing to the date of payment. Interest hereunder shall be computed for the actual number of days elapsed on the basis of a 360-day year.

     Notwithstanding the provisions contained herein, in the event of the occurrence of an Event of Default hereunder, interest on the unpaid principal amount of this Note (and interest thereon to the extent permitted by law) for the period commencing on the date of such Event of Default until such principal amount is paid in full or such applicable Event of Default is waived by the Bank at a rate per annum equal to the Adjusted Base Rate from time to time in effect plus two percent (2%) per annum.

     For purposes hereof the following terms shall have the following meanings:

          (a) "Credit Agreement" shall mean that certain Credit Agreement, dated as of May 26, 1998, by and among the Borrower, the Material Subsidiaries of the Borrower, as Guarantors, the Lenders party thereto and the Bank, as Agent for the Lenders, as such Credit Agreement may be amended, modified, supplemented or restated from time to time; and

          (b) "Letter Agreement" shall mean that certain letter agreement, dated as of the date hereof, by and among the Borrower, the Guarantors and the Lenders.


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     The  Borrower  shall  have the  right at any time and from  time to time to prepay, without premium or penalty, amounts outstanding under this Note. Amounts prepaid may not be reborrowed.

     The following shall constitute "Events of Default" hereunder: (i) if any payment of principal, interest, fees or other amounts is not made on the date required for such payment under this Note, (ii) the occurrence of any Event of Default under the Credit Agreement, or (iii) the termination of the Credit Agreement. Upon the occurrence of any Event of Default, the unpaid principal amount under this Note, together with all accrued but unpaid interest hereon, may become, or may be declared to be, immediately due and payable without presentation, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

     No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or of any right of such holder nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

     The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Bank associated with the preparation, execution, delivery and administration of this Note, including reasonable fees and disbursements of special counsel for the Bank in connection with the administration of this Note, any waiver or consent hereunder or any amendment hereof or any Event of Default or alleged Event of Default hereunder, or (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Bank, including reasonable fees and disbursements of counsel, actually incurred in connection with such Event of Default and any collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

     This Note shall be governed by and construed in accordance with the laws of the State of North Carolina. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court of the Western District of North Carolina and of any North Carolina State court sitting in Mecklenburg County for purposes of all legal proceedings arising out of or relating to this Note or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     In addition to any rights now or hereafter granted under applicable law or otherwise, upon default in payment hereof or hereunder the Bank is hereby authorized at any time and from time to time without notice to the Borrower to set off and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by the Bank to or for the credit or account of the Borrower against and on account of the obligation of the Borrower under this Note, irrespective of whether or not the Bank shall have made any demand hereunder and although said liabilities or claims, or any of them, shall be contingent or unmatured.

     THE BORROWER WAIVES DEMAND, NOTICE OF INTENT TO DEMAND, PRESENTMENT FOR PAYMENT, NOTICE OF NONPAYMENT, PROTEST, NOTICE OF PROTEST, GRACE, NOTICE OF DISHONOR, NOTICE OF INTENT TO ACCELERATE MATURITY, NOTICE OF ACCELERATION OF MATURITY, AND DILIGENCE IN COLLECTION. THE BORROWER WAIVES NOTICE OF ANY AND ALL RENEWALS, EXTENSIONS, REARRANGEMENTS, AND MODIFICATIONS OF THIS NOTE.

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     IN WITNESS  WHEREOF,  the  Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the date first above written.

                                       RESORTQUEST INTERNATIONAL, INC.,
                                       a Delaware corporation

                                       By:
                                          -----------------------------

                                       Name:
                                            ---------------------------

                                       Title:
                                             --------------------------


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